Exhibit 99.2

Douglas E. Tow to Retire from American River Bankshares after Seventeen Years of Service

Sacramento, CA September 26, 2011 – American River Bankshares (NASDAQ-GS: AMRB) today announced that Douglas E. Tow, Executive Vice President and Chief Credit Officer, will retire from the Company and its subsidiary American River Bank in March 2012.

Mr. Tow has made the decision to retire in order to pursue personal interests. American River Bankshares will immediately begin an extensive search to find a suitable replacement. The retirement of Mr. Tow is not due to any disagreement whatsoever with the Company, its operations, policies or practices.

“Doug has made a huge contribution to our Company over the last seventeen years and he will be greatly missed,” said David T. Taber, President and CEO of American River Bankshares. “His credit acumen, leadership and genuine care for the client have earned him the respect of the Banking Industry, our Board of Directors, the Executive Management Team and fellow employees alike, especially mine.”

Mr. Tow joined American River Bank in June 1994 as Credit Administrator and in 2005, became Executive Vice President and Chief Credit Officer. Mr. Tow’s contribution has helped grow American River Bankshares from a $120 million community bank in 1994 to an almost $600 million regional institution today.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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